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                                                                     EXHIBIT 4.3


                               ARADIGM CORPORATION

                              AMENDED AND RESTATED

                   CERTIFICATE OF DETERMINATION OF PREFERENCES

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK


     The undersigned, Richard P. Thompson and Michael Molkentin, hereby certify that:

     A. They are the duly elected and acting President and Chief Executive ' Officer, and Acting Chief Financial Officer, respectively, of Aradigm Corporation, a California corporation (the "COMPANY").

     B. Pursuant to authority conferred by the Company's Amended and Restated Articles of Incorporation (the "ARTICLES OF INCORPORATION"), the board of directors of the Company (the "BOARD OF DIRECTORS") has duly adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation of the Company authorize a class of shares of stock known as "PREFERRED STOCK" comprising Five Million (5,000,000) shares, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series;

     WHEREAS, the Board of Directors has previously adopted resolutions to provide for the issuance of a Series A Convertible Preferred Stock of the Company and to fix and determine the rights, preferences, privileges, restrictions, and other matters relating to the said Series A Convertible Preferred Stock;

     WHEREAS, the Board of Directors now wishes to amend and restate such resolutions;

     WHEREAS, none of the shares of Series A Convertible Preferred Stock has been issued;

     NOW, THEREFORE, BE IT RESOLVED that the resolutions providing for the issuance of a Series A Convertible Preferred Stock of the Company and fixing and determining the rights, preferences, privileges, restrictions, and other matters relating to said Series A Convertible Preferred Stock are hereby amended and restated to read as follows.

     Section 1. Designation of Series Preferred. Two Million Fifty Thousand (2,050,000) shares of Preferred Stock are designated Series A Convertible Preferred Stock (the "SERIES

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PREFERRED") with the rights, preferences, privileges and restrictions specified herein. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series Preferred.

     Section 2. Dividend Rights.

          a. During the two (2) year period beginning the date that the first share of Series Preferred is issued (the "ORIGINAL ISSUE DATE"), the holders of Series Preferred, in preference to the holders of Common Stock of the Company ("COMMON STOCK") and the Series A Junior Participating Preferred Stock (the "JUNIOR PREFERRED STOCK") and any other stock ranking junior to the Series Preferred (collectively with the Common Stock and Junior Preferred Stock, the "JUNIOR STOCK"), shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, dividends at the rate of six percent (6%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Original Issue Date). Such dividends shall be payable only when, as and if declared by the Board of Directors, but they shall be cumulative and will accrue, whether or not declared. At the option of the Company, such dividends may be paid in either cash or stock (at a price equal to the then current market price). For purposes of this Section 2(a), the current market price of the Company's Common Stock on any dividend payment date shall be based on the closing price of the Company's Common Stock as quoted on the Nasdaq Stock Market, or, if on any day the Common Stock is not so listed, the average of the highest bid and the lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each case averaged over a period of ten (10) trading days consisting of the day as of which the current fair value of Common Stock is being determined and the nine (9) consecutive trading days prior to such day. If at any time the Common Stock is not listed on any securities exchange or quoted in the over-the-counter market, the current fair market value of Common Stock shall be used, and shall be determined in good faith by the Board of Directors.

          b. The Original Issue Price of the Series Preferred shall be Twenty-Four Dollars and Twenty Cents ($24.20) per share (the "ORIGINAL ISSUE PRICE").

          c. So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock unless and until all accrued and unpaid dividends on the Series Preferred shall have first been paid or declared and set apart, except for:

               (i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

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               (ii) acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares; or

               (iii) any repurchase of any outstanding securities of the Company that is approved by the Board of Directors; or

               (iv) dividends payable in Common Stock that are approved by the Board of Directors.

          d. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

          e. The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

     Section 3.  Liquidation Rights.

          a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series Preferred equal to the Original Issue Price plus all accrued and unpaid dividends on the Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Original Issue Date) for each share of Series Preferred held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After payment of the full liquidation preference of the Series Preferred as aforesaid, the assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed to the holders of any Junior Stock in accordance with the Articles of Incorporation and any other Certificate of Determination of Preferences creating a series of Preferred Stock or any similar stock.

          b. An Acquisition (as defined below) or Asset Transfer (as defined below) shall be deemed a liquidation for purposes of this Section 3. An "ACQUISITION" shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected

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exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; and "ASSET TRANSFER" shall mean a sale, lease or other disposition of all or substantially all of the assets of the Company.

     Section 4. Conversion. The holders of the Series Preferred shall have conversion rights as follows (the "CONVERSION RIGHTS"):

          a. Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate then in effect (determined as provided in Section 4(b) by the number of shares of Series Preferred being converted.

          b. Conversion Rate. The Conversion Rate for Series Preferred in effect at any time for conversion of the Series Preferred (the "CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price by the Conversion Price, calculated as provided in Section 4(c).

          c. Conversion Price. The Conversion Price for the Series Preferred shall initially be Six Dollars and Five Cents ($6.05) (the "CONVERSION PRICE"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

          d. Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender its certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that it elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder of Series Preferred a certificate or certificates, registered in such names as are specified by the holder, for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          e. Adjustment for Stock Splits and Combinations. If at any time or from time to time after the Original Issue Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company

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combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          f. Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or other distribution in additional shares of Common Stock, the Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

               i. The Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction equal to:

                    (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                    (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

               ii. If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

               iii. If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          g. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(b) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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          h. Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3(b) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          i. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Price at the time in effect and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

          j. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(b)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(b)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up. The Company shall also use its reasonable efforts to furnish to the

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holders of Series Preferred information that is reasonably sufficient to enable such holders to make a determination as to whether it would be to their advantage to convert their shares of Series Preferred to shares of Common Stock pursuant to this Section 4 prior to any transaction listed in (ii) above.

          k. Automatic Conversion.

               i. Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Rate, upon either (A) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company with gross proceeds to the Company (before underwriting discounts, commission and fees) of not less than Twenty-Five Million Dollars ($25,000,000), or (B) the date on which the Common Stock closing bid price has been at least seventy-five percent (75%) greater than the Conversion Price for at least twenty
(20) consecutive trading days; provided, however, that if either of the events described in clause (A) or (B) of this Section 4(k)(i) occurs at a time when insufficient authorized Common Stock is available for issuance of all shares of Common Stock issuable upon such conversion or prior to the effective date of the registration statement to be filed with the Securities and Exchange Commission registering for resale the shares of Common Stock issuable upon such conversion, then automatic conversion of the Series Preferred shares shall not immediately occur but instead shall occur at such time as sufficient authorized Common Stock is available and such registration has been declared effective.

               ii. Upon a conversion in accordance with Section 4(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred.

          l. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay

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cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

          m. Reservation of Stock Issuable Upon Conversion. The Company shall use its commercially reasonable efforts at all times to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          n. Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          o. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          p. No Dilution or Impairment. Without the consent of the holders of a majority of the then outstanding Series Preferred, the Company shall not amend its Amended and Restated Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

     Section 5. No Reissuance of Series Preferred. No shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

     Section 6. Voting Rights. Each holder of shares of Series Preferred shall have a number of votes equal to the number of shares of Common Stock issuable upon conversion of such holder's shares of Series Preferred and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series Preferred shall be

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entitled to notice of any shareholders' meeting in accordance with the Amended and Restated Bylaws of the Company and shall vote with holders of the Common Stock at any annual or special meeting of the shareholders and not as a separate class, except those matters required by law to be submitted to a class vote.

     RESOLVED FURTHER, that the officers are hereby authorized and directed to prepare and file an Amended and Restated Certificate of Determination of Preferences of Series Preferred in accordance with the foregoing resolutions and the provisions of California law.

     C. The authorized number of shares of Preferred Stock of the Company is Five Million (5,000,000) shares and the number of shares constituting Series Preferred, none of which has been issued, is Two Million Fifty Thousand (2,050,000).

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     IN WITNESS WHEREOF, the undersigned have executed this Certificate as of
December 12, 2001.

                                        /s/ Richard P. Thompson
                                        ----------------------------------------
                                        Richard P. Thompson
                                        President and Chief Executive Officer


                                        /s/ Michael Molkentin
                                        ----------------------------------------
                                        Michael Molkentin
                                        Acting Chief Financial Officer


     The undersigned, Richard P. Thompson and Michael Molkentin, the President and Chief Executive Officer, and Acting Chief Financial Officer, respectively, of ARADIGM CORPORATION, declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.

     Executed at Hayward, California on December 12, 2001.


                                        /s/ Richard P. Thompson
                                        ----------------------------------------
                                        Richard P. Thompson


                                        /s/ Michael Molkentin
                                        ----------------------------------------
                                        Michael Molkentin